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                     January 31, 2023

       Tridivesh Kidambi
       Chief Financial Officer
       System1, Inc.
       4235 Redwood Avenue
       Marina Del Rey, CA 90066

                                                        Re: System1, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39331

       Dear Tridivesh Kidambi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology